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                                  EXHIBIT 4(C)
                                  ------------

                                  AMENDMENT TO
                            INVESTOR RIGHTS AGREEMENT

         THIS AMENDMENT TO INVESTOR RIGHTS AGREEMENT is made to be effective as of the 15th day of August, 2000, by and among Symix Systems, Inc, an Ohio corporation (the "Company"), the several investors listed on the signature page hereof (collectively, the "Investors") and the shareholder of the Company listed on the signature page hereof (the "Shareholder").

         WHEREAS, the Company, the Investors and the Shareholder are parties to an Investor Rights Agreement dated as of May 10, 2000 (the "Agreement") relating to the issuance and sale to the Investors by the Company of an aggregate of 566,933 Series A Convertible Participating Preferred Shares of the Company (the "Preferred Shares") which are convertible into common shares, no par value, of the Company (the "Common Shares") and warrants to purchase an aggregate of 453,546 Common Shares (the "Warrants"); and

         WHEREAS, the parties to the Agreement now wish to amend the Agreement to provide for submission to shareholders of the Company for approval a proposal to issue Common Shares of the Company to the Investors upon conversion of the Preferred Shares and/or upon exercise of the Warrants at a price per share which is less than the market price per share of Common Shares of the Company on the date of the Agreement in the event the terms of the Preferred Shares and the Warrants require such Common Shares to be issued at such price as may be required under applicable rules of the Nasdaq Stock Market (the "Rules");

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration received to their mutual satisfaction, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement to add the following provisions:

         1. Notwithstanding anything to the contrary contained in Amended Articles of Incorporation of the Company, as amended (the "Amended Articles"), or the Warrants, (i) no adjustment shall be made to the Conversion Price (as defined in the Amended Articles) as contemplated under Article FOURTH, Section 7, of the Amended Articles which reduces the Conversion Price to an amount which is less than the market price per share of the Common Shares on the date of the Agreement (the "Market Price") and (ii) no adjustment shall be made to the Exercise Price (as defined in the Warrant) as contemplated under Section 8 of the form of Warrant which reduces the Exercise Price to an amount which is less than the Market Price, without the prior approval of shareholders of the Company as required under the Rules.

         2. The Company shall submit to the shareholders of the Company at their next annual meeting a proposal to approve the issuance of Common Shares upon the conversion of the Preferred Shares at an adjusted Conversion Price, and/or upon exercise of the Warrants at an adjusted Exercise Price, as the case may be, which is less than the Market Price, if required under Section 7 of the Amended Articles and/or the form of Warrant, respectively.

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         3. Shareholder agrees to vote any Common Shares that Shareholder beneficially owns and are entitled to be voted at the aforementioned annual meeting of shareholders in favor of the proposal to be submitted to the shareholders of the Company as contemplated by Paragraph 2 above.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Investor Rights Agreement to be executed as of the date first above written.


SYMIX SYSTEMS, INC.                              SHAREHOLDER:

                                                 LAWRENCE J. FOX,
By:  /s/ Stephen A. Sasser                       IN HIS INDIVIDUAL CAPACITY
        -------------------
         Stephen A. Sasser
         President and Chief Executive Officer
                                                 /s/ Lawrence J. Fox
                                                 -------------------------------
                                                 Lawrence J. Fox

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MORGAN STANLEY DEAN WITTER VENTURE PARTNERS IV, L.P.
MORGAN STANLEY DEAN WITTER VENTURE INVESTORS IV, L.P.
MORGAN STANLEY DEAN WITTER VENTURE OFFSHORE INVESTORS IV, L.P.
By:      MSDW Venture Partners IV, LLC
         As General Partner of each of the limited partnerships

By:      MSDW Venture Partners IV, Inc.
         As member

By:      /s/ Guy de Chazal
         -------------------------
Name:
Title:  Managing Director


MORGAN STANLEY DEAN WITTER
   EQUITY FUNDING, INC.


By:  /s/ Thomas A. Clayton
     -----------------------------
Name:  Thomas A. Clayton
Title:  Vice President

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FALLEN ANGEL EQUITY FUND, L.P.

By:      Fallen Angel Capital, L.L.C.
         As its General Partner
By:      Barry Goldsmith
         As Member

By:      /s/ Barry Goldsmith
         ----------------------------
Name:    Barry Goldsmith
Title:   Member


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